Exhibit 10.9

MASTER TERMS AND CONDITIONS FOR WARRANTS

ISSUED BY SMITHFIELD FOODS, INC.

The purpose of this Master Terms and Conditions for Warrants (this “Master Confirmation”), dated as of July 1, 2008, is to set forth certain terms and conditions for warrant transactions that Smithfield Foods, Inc. (“Issuer”) shall enter into with JPMorgan Chase Bank, National Association, London Branch (“Bank”). Each such transaction (a “Transaction”) entered into between Bank and Issuer that is to be subject to this Master Confirmation shall be evidenced by a written confirmation substantially in the form of Exhibit A hereto, with such modifications thereto as to which Issuer and Bank mutually agree (a “Confirmation”). This Master Confirmation and each Confirmation together constitute a “Confirmation” as referred to in the Agreement specified below.

This Master Confirmation and a Confirmation evidence a complete binding agreement between you and us as to the terms of the Transaction to which this Master Confirmation and such Confirmation relate. This Master Confirmation and each Confirmation hereunder, shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) as if we had executed an agreement in such form on the Trade Date of the first such Transaction (but without any Schedule except for (i) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Issuer with a “Threshold Amount” of USD 25 million; (ii) Section 5(a)(vi) shall be amended by (x) deleting the words “of not less” in the fifth and tenth lines and inserting the word “greater” in lieu thereof in both places and (y) deleting the words “or becoming capable at such time of being declared” in the seventh line; and (iii) the election of United States dollars as the Termination Currency) between you and us, and such agreement shall be considered the “Agreement” hereunder.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Definitions”) as published by ISDA are incorporated into this Master Confirmation. For the purposes of the Definitions, each reference herein or in any Confirmation hereunder to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.

THE AGREEMENT, THIS MASTER CONFIRMATION AND EACH CONFIRMATION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE (OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

The Transactions under this Master Confirmation shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Bank and Issuer or any confirmation or other agreement between Bank and Issuer pursuant to which an ISDA Master Agreement is deemed to exist between Bank and Issuer, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Bank and Issuer are parties, the Transactions under this Master Confirmation and the Agreement shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

1. In the event of any inconsistency between this Master Confirmation, on the one hand, and the Definitions or the Agreement, on the other hand, this Master Confirmation will control for the purpose of the Transaction to which a Confirmation relates. In the event of any inconsistency between the Definitions, the Agreement and this Master Confirmation, on the one hand, and a Confirmation, on the other hand, the Confirmation will govern. With respect to a Transaction, capitalized terms used herein that are not otherwise defined shall have the meaning assigned to them in the Confirmation relating to such Transaction.

2. Each party will make each payment specified in this Master Confirmation or a Confirmation as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746. Registered

Branch Office 125 London Wall, London EC2Y 5AJ

Authorised and regulated by the Financial Services Authority

3. Confirmations and General Terms:

This Master Confirmation and the Agreement, together with the Confirmation relating to a Transaction, shall constitute the written agreement between Issuer and Bank with respect to such Transaction. Each Transaction to which a Confirmation relates is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Definitions, and shall have the following terms:

Components:	Each Transaction will be divided into individual Components, each with the terms set forth in this Master Confirmation and the related Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in the Confirmation for such Transaction. The valuation and exercise of the Warrants and the payments and deliveries to be made upon settlement of each Transaction will be determined separately for each Component of such Transaction as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Issuer

Buyer:	Bank

Shares:	The common stock, USD.50 par value per share, of Issuer (Symbol: SFD).

Trade Date:	As set forth in the Confirmation for such Transaction

Effective Date:	As set forth in the Confirmation for such Transaction

Number of Warrants:	For each Component, as set forth in the Confirmation for such Transaction.

Warrant Entitlement:	One Share per Warrant

Strike Price:	As set forth in the Confirmation for such Transaction

Premium:	As set forth in the Confirmation for such Transaction

Premium Payment Date:	As set forth in the Confirmation for such Transaction

Exchange:	New York Stock Exchange

Related Exchanges:	All Exchanges

Calculation Agent:	Buyer. The Calculation Agent shall, upon reasonable written request by either party, provide a written explanation of any calculation or adjustment made by it including, where applicable, a description of the methodology and data applied, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such calculation.

4. Procedure for Exercise and Valuation:

In respect of any Component:

Expiration Time:	The Valuation Time

Expiration Dates:	As set forth in the Confirmation for such Transaction for such Component (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of a Transaction hereunder; and provided, further, that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be deemed the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for a Transaction). Notwithstanding the foregoing and anything to the contrary in the Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component. Section 6.6 of the Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Automatic Exercise:	Applicable. The Warrants for any Component shall be deemed automatically exercised at the Expiration Time on the Expiration Date for such Component if at such time the Warrants are In-the-Money; provided that all references in Section 3.4(b) of the Definitions to “Physical Settlement” shall be read as references to “Net Share Settlement.” “In-the-Money” means, for any Transaction, that the Reference Price is greater than the Strike Price for such Transaction.

Reference Price:	For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page SFD.N <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time to the Scheduled Closing Time (New York City time) on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent).

Notwithstanding anything to the contrary in the Definitions, if there is a Market Disruption Event on any Valuation Date, then the Calculation Agent shall determine the Reference Price for such Valuation Date on the basis of its good faith estimate of the market value for the relevant Shares on such Valuation Date.

Valuation Time:	As defined in Section 6.1 of the Definitions

Valuation Date:	Each Exercise Date

Final Disruption Date:	For any Transaction, the eighth Scheduled Trading Day immediately following the scheduled Expiration Date for the last Component of such Transaction.

Market Disruption Event:	The third and fourth lines of Section 6.3(a) of the Definitions are hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time” and replacing them with “at any time prior to the relevant Valuation Time”.

Section 6.3(d) of the Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

5. Settlement Terms:

In respect of any Component:

Settlement Method	Net Share Settlement

Net Share Settlement:	On each Settlement Date, Seller shall deliver to Buyer a number of Shares equal to the Net Share Amount for such Settlement Date to the account specified by Buyer and cash in lieu of any fractional shares valued at the Reference Price for the Valuation Date corresponding to such Settlement Date. If, Buyer reasonably and in good faith determines based on advice of counsel that, for any reason, the Shares deliverable upon Net Share Settlement would not be immediately freely transferable by Buyer under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), then Buyer may elect to either (x) accept delivery of such Shares notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 12(c) below apply.

Net Share Amount:	For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the product of (i) the number of Warrants being exercised or deemed exercised on the Exercise Date corresponding to such Settlement Date, (ii) the excess, if any, of the Reference Price for the Valuation Date corresponding to such Settlement Date over the Strike Price for the relevant Transaction (such product, the “Net Share Settlement Amount”), and (iii) the Warrant Entitlement, divided by such Reference Price.

Settlement Currency:	USD

Representation and Agreement:	To the extent Seller is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Definitions will be applicable as if Physical Settlement were applicable to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Issuer is the issuer of the Shares.

Maximum Delivery Amount:	As set forth in the Confirmation for such Transaction

6. Dividends:

In respect of any Component:

Dividend Adjustments:	Issuer agrees to notify Buyer promptly of the announcement of an ex-dividend date of any cash dividend by the Issuer. If an ex-dividend date with respect to a cash dividend occurs at any time from but excluding the Trade Date for the Transaction that includes such Component to and including the Expiration Date for such Component, then a Potential Adjustment Event shall be deemed to occur.

7. Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment.

8. Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination)

Modified Calculation Agent Adjustment:	If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies to any Transaction, the adjustments to be made in accordance with Section 12.2(e)(i) of the Definitions would result in Issuer being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Definitions, Issuer and the issuer of the Shares shall, prior to the Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Bank that Bank has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Bank to continue as a party to such Transaction, as adjusted under Section 12.2(e)(i) of the Definitions, and to preserve its hedging or hedge unwind activities in connection with such Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Bank (based on commercially reasonable interpretations of such legal, regulatory or self-regulatory requirements applicable to Bank), and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Definitions shall apply.

Tender Offer:	Applicable; provided that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Definitions and an Additional Termination Event under Section 12(f) of this Master Confirmation, Bank may elect, in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Definitions or Section 12(f) of this Master Confirmation will apply.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination)

In addition to the provisions of Section 12.6(a)(iii) of the Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed or re-traded on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed or re-traded on any such exchange, such exchange shall thereafter be deemed to be the Exchange and the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction, as if Modified Calculation Agent Adjustment were applicable to such event.

9. Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “the formal or informal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Applicable
Maximum Stock Loan Rate:	2.00% per annum

Increased Cost of Stock Borrow:	Applicable
Initial Stock Loan Rate:	0.25% per annum

Hedging Party:	For all applicable Additional Disruption Events, Buyer

Determining Party:	For all applicable Extraordinary Events, Buyer

10. Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments	Applicable

11. Representations, Warranties and Agreements:

(a) In connection with this Master Confirmation, each Confirmation, each Transaction to which a Confirmation relates and any other documentation relating to the Agreement, each party to this Master Confirmation represents and warrants to, and agrees with, the other party that:

(i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act; and

(ii) it is an “eligible contract participant” as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”), and this Master Confirmation and each Transaction hereunder have been subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.

(b) Issuer hereby repeats the representations and warranties of Issuer set forth in Section 1 of the Underwriting Agreement (the “Underwriting Agreement”) as of the Trade Date between Issuer and Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. (as representative of the Underwriters (as defined in the Underwriting Agreement), and, in addition, represents and warrants to, and agrees with, Buyer on the Trade Date of each Transaction that:

(i) it understands that no obligations of Bank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Bank or any governmental agency;

(ii) IT UNDERSTANDS THAT SUCH TRANSACTION IS SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;

(iii) (A) none of Issuer and its executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and directors is aware of any material non-public information regarding Issuer or the Shares and (B) each of its filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(iv) it is not entering into any Transaction to create, and is not engaging in any other securities or derivatives transactions to create, actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in either case in violation of Section 9 of the Exchange Act;

(v) it has not and will not directly or indirectly violate in any material respect any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with any Transaction under this Master Confirmation;

(vi) [reserved]

(vii) the Shares issuable upon exercise of all Warrants (the “Warrant Shares”) have been duly authorized and, when delivered pursuant to the terms of such Transaction, shall be validly issued, fully-paid and non-assessable, and such issuance of the Warrant Shares shall not be subject to any preemptive or similar rights;

(viii) it is not, and after giving effect to the transactions contemplated hereby will not be required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(ix) without limiting the generality of Section 13.1 of the Definitions, Issuer acknowledges that neither Bank nor any of its affiliates is making any representations or warranties or taking a position or expressing any view with respect to the treatment of the Transaction under any accounting standards, including without limitation FASB Statements 128, 133, as amended, 149 or 150, EITF Issue No. 00-19, Issue No. 01-6 or Issue No. 03-6 (or any successor issue statements) or under the FASB’s Liabilities & Equity Project;

(x) prior to the Trade Date of such Transaction, Issuer shall deliver to Bank a resolution of Issuer’s board of directors authorizing such Transaction and such other certificate or certificates as Bank shall reasonably request;

(xi) on the Trade Date and the Premium Payment Date of such Transaction (A) Issuer has the ability to pay its debts as they become due in the usual course of business and (B) Issuer’s total assets are not less than the sum of its total liabilities plus the amount that would be needed, if Issuer were to be dissolved on such date, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to holders of Shares;

(xii) during the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”) of such Transaction, (A) the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Issuer shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following such Settlement Period;

(xiii) during the Settlement Period of such Transaction, neither Issuer nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares; and

(xiv) Issuer agrees that it (A) will not during the Settlement Period of such Transaction make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Bank following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Bank with written notice specifying (i) Issuer’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Bank or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notices shall be deemed to be a certification by Issuer to Bank that such information is true and correct. In addition, Issuer shall promptly notify Bank of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(xv) Issuer shall not from the day immediately following the Trade Date of any Transaction to and including the third Exchange Business Day immediately following such Trade Date, engage in any distribution; as such term is used in Regulation M under the Exchange Act, of any securities of Issuer other than (A) a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M, (B) any distribution of Issuer’s 4.00% convertible senior notes due 2013 (the “Convertible Notes”) or (C) any private offering and sale of Issuer’s common stock that is being made concurrently with the offering of the Convertible Notes for the Transaction with a Trade Date of even date herewith.

(c) Issuer shall deliver to Bank (i) an incumbency certificate, dated as of the Effective Date of such Transaction, of Issuer in customary form and (ii) an opinion of counsel, dated as of the Effective Date of such Transaction and reasonably acceptable to Bank in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and Section 11(b)(vii) hereof with respect to such Transaction.

12. Miscellaneous:

(a) Early Termination. The parties agree that Second Method and Loss will apply to each Transaction under this Master Confirmation as such terms are defined under the 1992 ISDA Master Agreement (Multicurrency-Cross Border).

(b) Alternative Calculations and Issuer Payment on Early Termination and on Certain Extraordinary Events. If Issuer owes Buyer any amount in connection with a Transaction hereunder pursuant to Section 12.7 or 12.9 of the Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party, other than an (x) Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Issuer’s control) (a “Issuer Payment Obligation”), Issuer shall have the right, in its sole discretion, to satisfy any such Issuer Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Buyer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Merger Date, the Tender Offer Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or the date of cancellation or termination, as applicable (“Notice of Issuer Termination Delivery”); provided that (i) if Issuer does not validly elect to satisfy its Issuer Payment Obligation in Termination Delivery Units by prompt notice to Issuer, Buyer shall have the right to require Issuer to satisfy its Issuer Payment Obligation in Termination Delivery Units and (ii) Issuer shall not have the right, notwithstanding any notice to the contrary, to satisfy its Issuer Payment Obligation by Termination Delivery Units unless on the date of any such notice, Issuer represents to Buyer that, as of such date, none of Issuer and its executive officers (as defined in Rule 3b-7 under the Exchange Act) and directors is in possession of any material non-public information with respect to itself or the Shares. Within a commercially reasonable period of time following receipt of a Notice of Issuer Termination Delivery or notice by Buyer to Issuer, as the case may be, Issuer shall deliver to Buyer a number of Termination Delivery Units having a cash value equal to the amount of such Issuer Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be sold over a commercially reasonable period of time to generate proceeds equal to the cash equivalent of such payment obligation, and the date of such delivery, the “Termination Payment Date”). In addition, if, in the reasonable opinion of counsel to Issuer or Buyer, for any reason, the Termination Delivery Units deliverable pursuant to this paragraph (b) would not be immediately freely transferable by Buyer under Rule 144 under the Securities Act, then Buyer may elect either to (x) accept delivery of such Termination Delivery Units notwithstanding any restriction on transfer or (y) have the provisions set forth in paragraph (c) below apply. If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units.”

“Termination Delivery Unit” means (i) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization, Merger Event or Tender Offer), one Share or (ii) in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If a Termination Delivery Unit consists of property other than cash or New Shares and Issuer provides irrevocable written notice to the Calculation Agent on or prior to the Merger Date, the Tender Offer Date, the Announcement Date (in the case of Nationalization or Insolvency), or the date of such Termination Event, Event of Default or an Additional Disruption Event, as the case may be, that it elects to deliver cash, New Shares or a combination thereof (in such proportion as Issuer designates) in lieu of such other property, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

In the event that (a) an Early Termination Date occurs or is designated with respect to a Transaction or Transactions as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Bank owes to Counterparty an amount calculated under Section 6(e) of the Agreement, or (b) Bank owes to Counterparty, pursuant to Section 12.7 or Section 12.9 of the Definitions, an amount calculated under Section 12.8 of the Definitions, such amount shall be deemed to be zero.

(c) Registration/Private Placement Procedures. (i) With respect to each Transaction, the following provisions shall apply to the extent provided for above opposite the caption “Net Share Settlement” in Section 5 or in paragraph (b) of this Section 12. If so applicable, then, at the election of Issuer by notice to Buyer within one Exchange Business Day after the relevant delivery obligation arises, but in any event at least one Exchange Business Day prior to the date on which such delivery obligation is due (if Issuer does not make an election by such date, Issuer shall be deemed to have made the election described in clause (B) below), either (A) all Shares or Termination Delivery Units, as the case may be, delivered by Issuer to Buyer shall be, at the time of such delivery, covered by an effective registration statement of Issuer for immediate resale by Buyer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Buyer) or (B) Issuer shall deliver additional Shares or Termination Delivery Units, as the case may be, so that the value of such Shares or Termination Delivery Units, as determined by the Calculation Agent to reflect an appropriate liquidity discount, equals the value of the number of Shares or Termination Delivery Units that would otherwise be deliverable if such Shares or Termination Delivery Units were freely tradeable (without prospectus delivery) upon receipt by Buyer (such value, the “Freely Tradeable Value”); provided that, if requested by Bank, Issuer shall make the election described in this clause (B) with respect to Shares to be delivered on all Settlement Dates for such Transaction no later than one Scheduled Trading Day prior to the Exercise Date of the first Component of such Transaction, and the applicable procedures described below shall apply to all Shares delivered on the Settlement Dates for such Transaction on an aggregate basis. (For the avoidance of doubt, as used in this paragraph (c) only, the term “Issuer” shall mean the issuer of the relevant securities, as the context shall require.)

(ii) If Issuer makes the election described in clause (c)(i)(A) above:

(A) Buyer (or an Affiliate of Buyer designated by Buyer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer that is customary in scope for underwritten offerings of equity securities and that yields results that are commercially reasonably satisfactory to Buyer or such Affiliate, as the case may be, in its discretion; and

(B) Buyer (or an Affiliate of Buyer designated by Buyer) and Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Shares or Termination Delivery Units, as the case may be, by Buyer or such Affiliate substantially similar to underwriting agreements customary for underwritten offerings of similar size of equity securities, in form and substance commercially reasonably satisfactory to Buyer or such Affiliate and Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Buyer and its Affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all registration costs and all reasonable fees and expenses of counsel for Buyer, and shall provide for the delivery of customary accountants’ “comfort letters” to Buyer or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.

(iii) If Issuer makes the election described in clause (c)(i)(B) above:

(A) Buyer (or an Affiliate of Buyer designated by Buyer) and any potential institutional purchaser of any such Shares or Termination Delivery Units, as the case may be, from Buyer or such Affiliate identified by Buyer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Issuer;

(B) Buyer (or an Affiliate of Buyer designated by Buyer) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Shares or Termination Delivery Units, as the case may be, by Issuer to Buyer or such Affiliate and the private resale of such shares by Buyer or such Affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Buyer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Buyer and its Affiliates and Issuer, shall provide for the payment by Issuer of all reasonable expenses in connection with such resale, including all reasonable fees and expenses of counsel for Buyer, shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use commercially reasonable efforts to provide for the delivery of customary accountants’ “comfort letters” to Buyer or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares;

(C) Issuer agrees that any Shares or Termination Delivery Units so delivered to Buyer, (i) may be transferred by and among Buyer and its affiliates, and Issuer shall effect such transfer without any further action by Buyer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Shares or any securities issued by Issuer comprising such Termination Delivery Units, Issuer shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Shares or securities upon delivery by Buyer (or such affiliate of Buyer) to Issuer or such transfer agent of seller’s and broker’s representation letters customarily delivered by Buyer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Buyer (or such affiliate of Buyer); and

(D) Issuer shall not take, or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Issuer to Bank (or any affiliate designated by Bank) of the Shares or Termination Delivery Units, as the case may be, or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Shares or Termination Delivery Units, as the case may be, by Bank (or any such affiliate of Bank).

(d) Make-whole Shares. If Issuer makes the election described in clause (i)(B) of paragraph (c) of this Section 12, including, for the avoidance of doubt, any such election following Buyer’s election described in paragraph (b) of this Section 12 for Section 12(c) to apply, then Buyer or its affiliate may sell (which sale shall be made in a commercially reasonable manner) such Shares or Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which Buyer completes the sale of all such Shares or Termination Delivery Units, as the case may be, or a sufficient number of Shares or Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the Freely Tradeable Value (such amount of the Freely Tradeable Value, the “Required Proceeds”). If any of such delivered Shares or Termination Delivery Units remain after such realized net proceeds exceed the Required Proceeds, Buyer shall return such remaining Shares or Termination Delivery Units to Issuer. If the Required Proceeds exceed the realized net proceeds from such resale, Issuer shall transfer to Buyer by the open of the regular trading session on the Exchange on the Exchange Business Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares or Termination Delivery Units (“Make-whole Shares”) in an amount that, based on the Reference Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Reference Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 12(d). This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 12(e).

(e) Limitations on Settlement by Issuer. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Issuer be required to deliver Shares in connection with any Transaction in excess of the Maximum Delivery Amount for such Transaction. Issuer represents and warrants (which shall be deemed to be repeated on each day that such Transaction is outstanding) that the Maximum Delivery Amount for such Transaction hereunder is equal to or less than the number of authorized but unissued Shares of the Issuer that are free from preemptive rights that are not reserved for future issuance in connection with transactions in the Shares (other than such Transaction) (such Shares, “Available Shares”) on the date of the determination of the Maximum Delivery Amount for such Transaction. Following the Trade Date, Issuer agrees to use its best efforts to obtain approval from its shareholders (including, without limitation, to seek such approval at its annual meeting of shareholders in 2009 and, if needed, the annual meeting of shareholders for each following calendar year) to increase the number of authorized but unissued Shares such that the number of Available Shares relating to any Transaction shall be equal to at least two times the aggregate Number of Shares for all Components of such Transaction (the “2x Condition”). Upon Issuer obtaining such approval for such an increase, the Maximum Delivery Amount for each Transaction shall automatically increase to two times the aggregate Number of Shares for all Components of the relevant Transaction. Issuer further agrees that following the Trade Date and until the 2x Condition is satisfied, one-third of the increase in the number of authorized but unissued Shares that results from any of the events described in clause (i), (ii) or (iii) below shall be reserved solely for delivery in connection with Transactions hereunder, and the Maximum Delivery Amount for any Transaction shall be increased in each case by one-third of the number of such additional authorized but unissued Shares; provided that the Calculation Agent shall determine the amount of increase for the Maximum Delivery Amount for multiple Transactions. Until the 2x Condition has been satisfied, Issuer shall notify Buyer no later than the third Exchange Business Day of each month of the occurrence during the immediately preceding month of any of the events described in clause (i), (ii) or (iii) below (including the number of additional authorized but unissued Shares). In the event Issuer shall not have delivered the full number of Shares otherwise deliverable under any Transaction as a result of this Section 12(e) (the resulting deficit, the “Deficit Shares”), Issuer shall be continually obligated to deliver, from time to time (and, for the avoidance of doubt, irrespective of any early termination or cancellation of the relevant Transaction or the expiration of the relevant Warrants) until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries (including, without limitation, pursuant to the settlement or termination of any Share option or other derivative transactions) after the Trade Date for the relevant Transaction (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Issuer additionally authorizes any unissued Shares that are not reserved for other transactions. Until the full number of Deficit Shares has been delivered pursuant to this paragraph, Issuer shall immediately notify Buyer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

(f) Certain Corporate Transactions. Upon the consummation of any of the following events, Buyer shall have the right to designate such event an Additional Termination Event with respect to one or more of the Transactions (or portions thereof) and designate an Early Termination Date pursuant to Section 6(b) of the Agreement with respect to which the designated Transaction(s) (or portions thereof) shall be the sole Affected Transaction(s) and Issuer is the sole Affected Party:

(i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Issuer, Issuer’s subsidiaries or its or their employee benefit plans files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Issuer’s common equity representing more than 50% of the voting power of all shares of Issuer’s common equity entitled to vote generally in the election of directors, unless such beneficial ownership arises as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; and provided, that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange under such offer;

(ii) consummation of (A) any recapitalization, reclassification or change of Issuer’s common stock (other than changes resulting from a subdivision or combination) as a result of which such common stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any statutory share exchange, consolidation or merger involving Issuer pursuant to which its common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Issuer and its subsidiaries, taken as a whole, to any person other than one or more of Issuer’s subsidiaries, other than any transaction:

• involving a consolidation or merger that does not result in a reclassification, conversion, exchange or cancellation of Issuer’s outstanding common stock; or

• that is effected solely to change Issuer’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Issuer’s common stock solely into shares of common stock of the surviving entity;

(iii) during any period of two consecutive years, individuals who at the beginning of such period constituted Issuer’s board of directors (together with any new directors whose election by such board of directors or whose nomination for election by Issuer’s shareholders was approved by a vote of a majority of Issuer’s directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of Issuer’s board of directors then in office; or

(iv) Issuer’s stockholders approve any plan or proposal for the liquidation or dissolution of Issuer;

provided that the event as set forth in clause (i) or (ii) above will not be deemed to have occurred, if 100% of the consideration received or to be received by Issuer’s common stockholders (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in connection with the transaction or transactions constituting such event consists of shares of capital stock traded on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market or which will be so traded when issued or exchanged in connection with the transaction that would otherwise be such an event (such shares of capital stock, “Publicly Traded Shares”) and as a result of this transaction or transactions the 4.00% convertible senior notes of Issuer due 2013 become convertible into such Publicly Traded Shares, excluding cash payments for fractional shares.

(g) Set-Off and Netting. Both parties waive any rights to set-off or net amounts due either party with respect to any Transaction hereunder against amounts due to either party from the other party under any other agreement between the parties.

(h) Status of Claims in Bankruptcy. Buyer acknowledges and agrees that this Master Confirmation, together with any Confirmation, is not intended to convey to Buyer rights with respect to any Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Issuer; provided that nothing herein shall limit or shall be deemed to limit Buyer’s right to pursue remedies in the event of a breach by Issuer of its obligations and agreements with respect to any Transaction; and provided, further, that nothing herein shall limit or shall be deemed to limit Buyer’s rights in respect of any transactions other than the Transactions.

(i) No Collateral. Notwithstanding any provision of this Master Confirmation, any Confirmation or the Agreement, or any other agreement between the parties, to the contrary, the obligations of Issuer under the Transactions are not secured by any collateral. Without limiting the generality of the foregoing, if this Master Confirmation, the Agreement or any other agreement between the parties includes an ISDA Credit

Support Annex or other agreement pursuant to which Issuer collateralizes obligations to Buyer, then the obligations of Issuer hereunder shall not be considered to be obligations under such Credit Support Annex or other agreement pursuant to which Issuer collateralizes obligations to Buyer, and any Transactions hereunder shall be disregarded for purposes of calculating any Exposure, Market Value or similar term thereunder.

(j) Assignment of Share Delivery to Affiliates. Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing Bank to purchase, sell, receive or deliver any shares or other securities to or from Issuer, Bank may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Bank’s obligations in respect of any Transaction and any such designee may assume such obligations. Bank shall be discharged of its obligations to Issuer solely to the extent of any such performance.

(k) Limit on Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Master Confirmation, in no event shall Bank be entitled to receive, or shall be deemed to receive, any Shares under any Transaction if, immediately upon giving effect to such receipt of such Shares, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Bank, any of its affiliates subject to aggregation with Bank for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Bank with respect to “beneficial ownership” of any Shares (collectively, “Bank Group”) would be equal to or greater than 4.0% or more of the outstanding Shares; (ii) Bank, Bank Group or any person whose ownership position would be aggregated with that of Bank or Bank Group (Bank, Bank Group or any such person, a “Bank Person”) would have become an interested shareholder as defined in §13.1-725 of the Virginia Stock Corporation Act, if it, its affiliates or associates were to directly or indirectly, individually or in the aggregate acquire or share in voting power, investment power or the right to acquire voting power or investment power with respect to an additional 1% of the number of Shares outstanding on the date of determination in a manner that would have resulted in it becoming the “beneficial owner” (as defined in §13.1-725 of the Virginia Stock Corporation Act ) of such additional Shares ; or (iii) the quotient of the (x) the aggregate Number of Shares for all Transactions divided by (y) the number of Issuer’s outstanding Shares on the date of determination is greater than 14.5% (any such condition described in clause (i), (ii) or (iii), an “Excess Ownership Position”). If any delivery owed to Bank hereunder is not made, in whole or in part, as a result of this provision, Issuer’s obligation to make such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Bank gives notice to Issuer that such delivery would not result in the existence of an Excess Ownership Position.

(l) Transfer. Notwithstanding any provision of the Agreement to the contrary, Buyer may, subject to applicable law, freely transfer and assign all of its right and obligations under any Transaction without the consent of Seller.

(m) Severability; Illegality. If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(n) Waiver of Trial by Jury. EACH OF ISSUER AND BUYER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY TRANSACTION HEREUNDER OR THE ACTIONS OF BUYER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(o) Confidentiality. Notwithstanding any provision in this Master Confirmation, any Confirmation or the Agreement, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

(p) Securities Contract; Swap Agreement. The parties hereto intend for: (i) each Transaction hereunder to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code (Title 11 of the United States Code, as amended) (the “Bankruptcy Code”) and a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362 (b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code; (ii) the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code; (iii) a party’s right to liquidate, terminate or accelerate any Transaction, offset, net or net out termination values, payment amounts or other transfer obligations, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” within the meaning of Sections 555, 560 and 561 of the Bankruptcy Code; (iv) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to each Transaction to constitute “margin payments” and “transfers” “under” or “in connection with” each Transaction and the Agreement, in each case within the meaning of the Bankruptcy Code; and (v) all payments or deliveries for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” “under” or “in connection with” each Transaction and the Agreement, in each case within the meaning of the Bankruptcy Code.

(q) Additional Termination Event. If at any time Buyer reasonably determines that it is advisable to terminate a portion of any Transaction because (i) Buyer, despite using commercially reasonable efforts, reasonably determines based on the advice of counsel that Buyer’s related hedging activities may not otherwise comply with applicable securities laws, rules or regulations or related policies and procedures of Buyer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Buyer); (ii) Buyer, despite using commercially reasonable efforts, is unable or reasonably determines based on the advice of counsel that it is impractical or illegal to hedge its obligations pursuant to any Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures of Buyer that are commercially reasonable interpretations of the legal, regulatory or self-regulatory requirements applicable to Buyer; or (iii) an Excess Ownership Position (determined solely for purposes of this paragraph as if the reference contained in Section 12(k) to “4.0%” were a reference to 7.5%) exists at such time and Buyer, in its good faith commercially reasonable discretion, is unable to effect a transfer or assignment to a third party of a Transaction or any other transaction between the parties after using its commercially reasonable efforts on pricing terms reasonably acceptable to Buyer such that an Excess Ownership Position no longer exists, an Additional Termination Event shall occur in respect of which (1) Issuer shall be the sole Affected Party, (2) the relevant portion of the Transaction shall be the sole Affected Transaction and (3) Buyer shall have the right to designate the relevant Early Termination Date; provided that with respect to clause (iii), Buyer shall treat only that portion of such Transaction as the Affected Transaction as necessary so that such Excess Ownership Position no longer exists.

(r) [Reserved]

(s) Right to Extend. Buyer may divide any Component into additional Components and designate the Expiration Date and the Number of Warrants for each such Component if Buyer determines, in its commercially reasonable judgment, that such further division is reasonably necessary or appropriate to preserve Buyer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market or stock loan market or to enable Buyer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Buyer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Buyer that are commercially reasonable interpretations of the legal, regulatory or self-regulatory requirements applicable to Buyer.

(t) Amendments to the Definitions.

(A) Section 11.2(a) of the Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “material”; and adding the phrase “or Warrants” at the end of the sentence.

(B) Section 11.2(c) of the Definitions is hereby amended by (x) replacing the words “a diluting or concentrative” with “material”, (y) adding the phrase “or Warrants” after the words “the relevant Shares” in the same sentence and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(C) Section 11.2(e)(vii) of the Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “material”; and adding the phrase “or Warrants” at the end of the sentence.

(D) Section 12.9(b)(iv) of the Definitions is hereby amended by:

(x) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(y) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.

(E) Section 12.9(b)(v) of the Definitions is hereby amended by:

(x) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A);

(y) (1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other”; and

(z) deleting subsection (X) in its entirety and the words “or (Y)” immediately following subsection (X).

(u) Repurchase Notices. Issuer shall, on any day on which Issuer effects any repurchase of Shares, promptly give Buyer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Transaction Equity Percentage as determined on such day is (i) equal to or greater than 6.0% and (ii) greater by 0.5% than the Transaction Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 0.5% than the Transaction Equity Percentage as of the date hereof). The “Transaction Equity Percentage” as of any day is the fraction the numerator of which is the aggregate Number of Shares for all Transactions hereunder and the denominator of which is the number of Shares outstanding on such day. Issuer agrees to indemnify and hold harmless Buyer and its Affiliates and their respective officers, directors and controlling persons (each, a “Section 16 Indemnified Person”) from and against any and all losses (including losses relating to Buyer’s hedging activities as a consequence of becoming, or of the risk of becoming, subject to the reporting and profit disgorgement provisions of Section 16 of the Exchange Act, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to any Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, to which a Section 16 Indemnified Person may become subject, as a result of Issuer’s failure to provide Buyer with a Repurchase Notice on the day and in the manner specified in this paragraph (u), and to reimburse, upon written request, each such Section 16 Indemnified Person for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Section 16

Indemnified Person, such Section 16 Indemnified Person shall promptly notify Issuer in writing, and Issuer, upon request of such Section 16 Indemnified Person, shall retain counsel reasonably satisfactory to such Section 16 Indemnified Person to represent such Section 16 Indemnified Person and any others Issuer may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Issuer shall be relieved from liability to the extent that such Section 16 Indemnified Person fails to promptly notify Issuer of any action commenced against it in respect of which indemnity may be sought hereunder; provided, that failure to notify Issuer (i) shall not relieve Issuer from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (ii) shall not, in any event, relieve Issuer from any liability that it may have otherwise than on account of this paragraph (u). Issuer shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Issuer agrees to indemnify any Section 16 Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Issuer shall not, without the prior written consent of Buyer, effect any settlement of any pending or threatened proceeding in respect of which any Section 16 Indemnified Person is or could have been a party and indemnity could have been sought hereunder by any such Section 16 Indemnified Person, unless such settlement includes an unconditional release of each such Section 16 Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to each such Section 16 Indemnified Person. If the indemnification provided for in this paragraph (u) is unavailable to a Section 16 Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Issuer, in lieu of indemnifying such Section 16 Indemnified Person thereunder, shall contribute to the amount paid or payable by such Section 16 Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (u) are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Section 16 Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph (u) shall remain operative and in full force and effect regardless of the termination of any Transaction.

13. Addresses for Notice:

If to Bank:	JPMorgan Chase Bank, National Association
277 Park Avenue, 11th Floor New York, NY 10172
	Attention:	Mariusz Kwasnik
	Title:	Operations Analyst
EDG Corporate Marketing
	Telephone No:	(212) 622-6707
	Facsimile No:	(212) 622-8534

If to Issuer:	Smithfield Foods, Inc.
200 Commerce Street Smithfield, VA 23430
	Attention:	Carey Dubois
	Facsimile:	(757)365-3070
	Telephone:	(757)365-3034

with a copy to:	Smithfield Foods, Inc.
200 Commerce Street Smithfield, VA 23430
	Attention:	Michael Flemming, Senior Counsel
	Facsimile:	(757)365-3018
	Telephone:	(757)365-3013

14. Accounts for Payment:

To Bank:	JPMorgan Chase Bank, National Association, New York
ABA: 021 000 021
Favour: JPMorgan Chase Bank, National Association – London
A/C: 0010962009 CHASUS33

To Issuer:	Smithfield Foods, Inc.
Bank: Bank of America, Dallas TX
ABA: 026009593
Acct Name: Smithfield Foods, Inc.
Acct No.: 3752141638

15. Delivery Instructions:

Unless otherwise directed in writing, any Share to be delivered hereunder shall be delivered as follows:

To Issuer:	To be advised.

16. Role of Agent:

Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc., an affiliate of JPMorgan (“JPMSI”), has acted solely as agent and not as principal with respect to each Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of any Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under any Transaction.

17. Counterparts:

This Master Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Yours sincerely,

J.P. MORGAN SECURITIES INC., AS AGENT FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Sudheer Tequiapalle
Name:	Sudheer Tequiapalle
Title:	Executive Director

Confirmed as of the date first above written:

SMITHFIELD FOODS, INC.

By:	/s/ Carey J. Dubois
Name:	Carey J. Dubois
Title:	Vice President-Finance

JPMorgan/SFD Master Confirmation Signature Page Warrant

EXHIBIT A

FORM OF WARRANT

CONFIRMATION

Date:	[ ]

To:	Smithfield Foods, Inc. (“Issuer”)

Telefax No.:	(757) 365-3070

Attention:	Carey Dubois

From:	JPMorgan Chase Bank, National Association London Branch (“Bank”)

Telefax No.:	212-615-8985

Transaction Reference Number:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced Transaction entered into on the Trade Date specified below between you and us. This Confirmation supplements, forms a part of, and is subject to the Master Terms and Conditions for Warrants Issued by Smithfield Foods, Inc., between Bank and Issuer, dated as of July 1, 2008 and as amended from time to time (the “Master Confirmation”).

1. The definitions and provisions contained in the Definitions (as such term is defined in the Master Confirmation) and in the Master Confirmation are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

2. The particular Transaction to which this Confirmation relates shall have the following terms:

Trade Date:	[ ][1]

Effective Date:	[ ]

Strike Price:	[ ][2]

Premium:	USD [ ]

Premium Payment Date:	The Effective Date

Final Disruption Date:	[ ]

Maximum Delivery Amount:	[ ]

For each Component of the Transaction, the Number of Warrants3 and Expiration Date are as set forth below.

[1]	Pricing Date of the Convertible Notes
[2]	[ %] above the initial share price

Component Number	Number of Warrants	Expiration Date
1.	[ ]	[ ][4]
2.	[ ]	[ ]
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48.	[ ]	[ ]
49.	[ ]	[ ]

[3]	Total number of Warrants will equal the number of Shares underlying the Convertible Notes
[4]	Insert Date [60] scheduled Exchange Business Days immediately preceding the [75th] calendar day after maturity date of the Notes.

50.	[ ]	[ ]
51.	[ ]	[ ]
52.	[ ]	[ ]
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55.	[ ]	[ ]
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60.	[ ]	[ ]

3. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4. Issuer hereby agrees (a) to check this Confirmation promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Confirmation relates, by manually signing this Confirmation and providing any other information requested herein or in the Master Confirmation and immediately returning an executed copy to EDG Confirmation Group, J.P. Morgan Securities Inc., 277 Park Avenue, 11th Floor, New York, NY 10172-3401, or by fax to (212) 622 8519.

Yours sincerely,

J.P. MORGAN SECURITIES INC., AS AGENT FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Confirmed as of the date first above written:

SMITHFIELD FOODS, INC.

By:
Name:	Carey J. Dubois
Title:	Vice President-Finance